 NEWS RELEASE

For Immediate Release
May 29, 2009

Canwest completes sale of its Turkish radio stations

WINNIPEG – In accordance with its previous news release on May 15, 2009, Canwest Global Communications Corp. announced today that its subsidiary, Canwest Media Inc. has completed the sale of its indirect interests in four Turkish radio stations: Super FM, Metro FM, Joy Turk, and Joy FM.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and networks in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com